Exhibit 99.4

SCIENTIFIC GAMES CORPORATION
2003 INCENTIVE COMPENSATION PLAN
AS AMENDED AND RESTATED JUNE 11, 2014
TERMS AND CONDITIONS OF
EQUITY AWARDS TO CONSULTANTS

THIS AGREEMENT, made as of the [•] day of [•], 20[•], between SCIENTIFIC GAMES CORPORATION (the “Company”) and [•] (the “Participant”).
WHEREAS, the Compensation Committee (the “Committee”) administers the Scientific Games Corporation 2003 Incentive Compensation Plan, as amended from time to time (the “Plan”);
WHEREAS, the Committee has determined that the Participant is eligible to receive awards under the Plan by virtue of the Participant’s provision of substantial services to the Company (or any of its applicable affiliates) (“Services”); and
WHEREAS, the Committee may from time to time approve awards for the Participant in such amounts and at such times as the Committee may determine in its sole discretion, which awards shall be subject to the terms and conditions of the Plan and this Agreement and the Award notice, as such terms and conditions may be amended or supplemented from time to time by the Committee;
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows.
1.    Grants. Pursuant and subject to the terms and conditions set forth herein and in the Plan, the Participant may be granted the following types of awards (“Awards”) with respect to the Company’s Class A Common Stock (“Common Stock”), pursuant to an Award notice, which will state the type of Award, the number of shares subject to the Award and any other terms determined by the Committee in its sole discretion:
(a)     Stock Options (“Options”) -- representing a right to purchase shares of the Common Stock at an exercise price per share that is equal to or greater than the fair market value of a share of Common Stock on the date of grant. The Committee will generally set the exercise price of Options at the fair market value of the Common Stock on the date of grant. The Options do not become exercisable until satisfaction of an applicable vesting period. The Options are “Non-Qualified Stock Options” (i.e., they do not constitute “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended).
(b)    Restricted Stock Units (“Units”) -- representing a right to receive shares of Common Stock following satisfaction of an applicable vesting period subject to the conditions, restrictions and limitations set forth in Section 6(d) of the Plan, this Agreement and the Award notice.
(c) Performance Conditioned Restricted Stock Units (“Performance Units”) -- representing a right to receive shares of the Common Stock following satisfaction of an applicable vesting period and subject to performance requirements established by the Committee at the time of grant, which may be based on Company or individual performance criteria for an annual or other applicable performance period, and subject to such other conditions, restrictions and limitations set forth in Section 7 of the Plan and in this Agreement.
2.    Incorporation of Plan by Reference. All terms, conditions and restrictions of the Plan are incorporated in, and made a part of, this Agreement as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Committee, shall govern. Except as otherwise provided herein, all capitalized terms used in this Agreement shall have the meaning given to such terms in the Plan.
3.    Restriction on Transfer of Awards. Awards under the Plan may not be sold, assigned, transferred, pledged, hypothecated, margined, or otherwise encumbered or disposed of by the Participant, except for transfers upon the death of the Participant.
4.    Vesting Schedule for Awards. Unless otherwise set forth in the applicable Award notice, an Award under the Plan will be granted with a four-year ratable vesting schedule such that 25% of the total Award will vest on each of the first four anniversaries of the grant date. In the case of Performance Units, vesting will also be conditioned on satisfaction of performance criteria established by the Committee. With respect to such Performance Units, the Committee will determine whether the performance criteria applicable to an Award have been satisfied within 90 days following the end of the applicable performance period(s) (but not later than the March 15 following the year in which the performance period ended). Notwithstanding anything contained to the contrary in this Agreement (or in any prior award agreement), in any Award notice or in any other document, in the event that the Participant’s provision of Services is terminated other than as a result of death or “Disability” (as defined below) prior to the Committee’s determination as to the satisfaction of any performance criteria to which any Award of Performance Units is subject, such Performance Units will neither vest nor accelerate unless and until a determination is or has been made by the Committee that such criteria have been satisfied, at which time such Performance Units may vest or accelerate to the extent provided in, and in accordance with, any applicable contract and the Plan (it being understood and agreed that nothing in this Agreement shall grant any right to any such acceleration or vesting upon any such termination). For the avoidance of doubt, in the event that the criteria are determined not to have been satisfied, such Award shall immediately lapse and be forfeited.
5.    Method of Exercise of Vested Options. Awards of Options, to the extent vested, shall be exercisable in whole or in part by the Participant delivering notice to the Plan Administrator (as defined below) in accordance with the terms of the Award. Payment for shares of Common Stock purchased upon the exercise of an Option shall be made on the effective date of such exercise through any of the following means: (i) in cash, by certified check, bank cashier’s check or wire transfer; (ii) through a brokered exercise with the Plan Administrator under which a portion of the proceeds from a sale are withheld for such exercise price; or (iii) if permitted by the Company at the time of exercise, by surrendering shares of Common Stock. The notification to the Plan Administrator shall be made in accordance with its procedures. The shares of Common Stock purchased upon the exercise of an Option shall be delivered as soon as practicable following exercise in accordance with the procedures established by the Company or the Plan Administrator from time to time. Options may only be exercised by the Participant or, if the Participant is incapacitated, by the Participant's guardian or legal representative; provided that an exercise by a guardian or legal representative shall not be effective unless and until the Company has received evidence satisfactory to it as to the authority of such guardian or legal representative.
6.    Distribution of Vested Units and Performance Units. As soon as administratively practicable after each applicable vesting date of an Award of Units or Performance Units (generally within three business days and in no event more than 15 business days), the Company will deliver to the Participant a number of shares of Common Stock equal to the number of Units or Performance Units that vested as of an applicable vesting date.
7.     Taxes. The Participant shall be solely responsible for taxes under applicable federal, state, local or foreign law.
8.    Expiration of Awards; Effect of Termination.
(a)    Units and Performance Units. Subject to the provisions of the Plan and this Agreement, except to the extent otherwise specifically provided under the terms of any Award notice with respect to Units or Performance Units (as the case may be):
(i)    in the event the provision of Services by the Participant terminates for any reason (other than by reason of death or “Disability” (as defined below)), all unvested Units and Performance Units shall be immediately forfeited; or
(ii)    in the event the provision of Services by the Participant terminates by reason of death or Disability, all unvested Units or Performance Units shall fully vest and become non-forfeitable as of the date of death or the date of such termination, as the case may be, and, in all other respects, all such Units or Performance Units shall be governed by the plans and programs and the agreements and other documents pursuant to which such Units or Performance Units were granted.
(b)    Options. The Options granted by the Company will expire at a date specified in the Award notice, which shall be not later than the tenth anniversary of the grant date (the “Scheduled Expiration Date”). Subject to the provisions of the Plan and this Agreement, except to the extent otherwise specifically provided under the terms of any Award notice with respect to Options:
(i) in the event the provision of Services by the Participant terminates for any reason (other than by reason of death or Disability), (A) all unvested Options shall immediately expire on the date of termination and (B) the portion of any Options that vested prior to such termination (other than a termination for “Cause” (as defined below)), in which event all such vested Options shall be immediately forfeited) shall remain exercisable until the earlier of three (3) months after such termination and the Scheduled Expiration Date and, in all other respects, shall be governed by the plans and programs and the agreements and other documents pursuant to which such Options were granted; or
(ii)in the event the provision of Services by the Participant terminates by reason of death or Disability, all unvested Options shall fully vest and become non-forfeitable as of the date of death or the date of such termination, as the case may be, and such Options (together with the portion of any Options that vested prior to such death or termination) shall remain exercisable by the Participant (or, in the case of death, Participant’s executor or administrator or Beneficiary (as defined below)) until the earlier of (A) the first anniversary of such death or termination and (B) the Scheduled Expiration Date and, in all other respects, all such Options shall be governed by the plans and programs and the agreements and other documents pursuant to which such Options were granted.
For purposes of this Agreement, “Cause” shall mean any of the following: (i) the Participant’s breach of the terms of any agreement with any of the Company and its subsidiaries and affiliates (collectively, “SG”); (ii) the Participant’s material act or omission that is or may be injurious to SG, monetarily or otherwise; (iii) the Participant’s material violation of SG’s policies applicable to Participant, including the Code of Conduct, and (iv) the Participant’s commission of a felony, any other crime involving moral turpitude or any act involving dishonesty or fraud. Any rights SG may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights SG may have under any other agreement with the Participant or at law or in equity. Any determination of whether the Participant’s is (or is deemed to have been) terminated for Cause shall be made by the Committee in its discretion. The Participant’s termination for Cause shall be effective as of the date of the occurrence of the event giving rise to Cause, regardless of when the determination of Cause is made.
For purposes of this Agreement, “Beneficiary” means the person, persons, trust, or trusts which have been designated by a Participant in his or her most recent written beneficiary designation filed with the Company to receive the benefits specified under the Plan upon such Participant's death. If, upon a Participant's death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means person, persons, trust, or trusts entitled by will or the laws of descent and distribution to receive such benefits. A Beneficiary or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award agreement applicable to such Participant and to any additional terms and conditions deemed necessary or appropriate by the Committee.
(c)    Definition of Disability. For purposes of this Agreement, “Disability” shall mean the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
(d)     Last Day to Exercise an Option. If an Option’s expiration date determined under this Section 8 falls on a day which is not a business day, then the last day to exercise the Option shall be the last business day before such date.
9.     Other Terms.
(a)    No Shareholder Rights. Until shares of Common Stock covered by an Award are issued to the Participant in connection with the exercise of an Option or the vesting of Units or Performance Units, the Participant shall have no voting, dividend or other rights as a stockholder of the Company for any purpose.
(b)    Consideration for Grant. Participant shall not be required to pay any cash consideration for the grant of an Award. In the case of grants of Units and Performance Units, as to which cash consideration at the time of grant or vesting shall not be required, the Participant's performance of Services from the grant date to the date of vesting shall be deemed to be consideration for the grant, which Services have a value at least equal to the aggregate par value of the shares being newly issued in connection with the grant. The foregoing notwithstanding, an Award may be granted in exchange for the Participant’s surrender of another Award or other right to compensation, if and to the extent permitted by the Committee.
(c)    Insider Trading Policy Applicable. Participant acknowledges that sales of shares received with respect to Awards will be subject to SG's policies regulating trading by consultants.
10    Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in a writing signed by such party and shall be effective only to the extent specifically set forth in such writing.
11.    Integration. This Agreement, the Plan, and the other documents, including, without limitation, the Award notice, which form a part of this Agreement, contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement, including, without limitation, the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.
12.     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.
13. Restrictive Covenants Condition. The Participant hereby acknowledges and agrees that the receipt of Awards, including any right to exercise an Option, receive the shares of Common Stock following a vesting date or retains the profit from the sale of shares of Common Stock subject to an Award, is conditioned upon Participant’s compliance with the restrictive covenants in Sections 14-17 of this Agreement.

14.    Non-solicitation.
(a) Participant acknowledges the highly competitive nature of the business of SG and that access to SG’s confidential records and proprietary information renders Participant special and unique within SG’s industry. Participant hereby agrees that, during the period of providing Services and during the Covered Time (defined below), Participant shall not, directly or indirectly:  (i) solicit or attempt to induce any of the employees, agents, consultants or representatives of SG to terminate his, her, or its relationship with SG; (ii) solicit or attempt to induce any of the employees, agents, consultants or representatives of SG to become employees, agents, consultants or representatives of any other person or entity; (iii) solicit or attempt to induce any customer, vendor or distributor of SG to curtail or cancel any business with SG; or (iv) hire any person who, to Participant’s actual knowledge, is, or was within 180 days prior to such hiring, an employee of SG.

(b)    Participant hereby agrees that, during the Participant’s period of providing Services and during the Covered Time, upon the earlier of his (i) negotiating with any Competitor (as defined below) concerning his possible employment with the Competitor, (ii) responding to (other than for the purpose of declining) an offer of employment from a Competitor, or (iii) becoming employed by a Competitor, (A) Participant will provide copies of this Agreement to the Competitor, and (B) in the case of any circumstance described in (iii) above occurring during the Covered Time, and in the case of any circumstance described in (i) or (ii) above occurring during the period in which the Participant is providing Services or during the Covered Time, Participant will promptly provide notice to the Company of such circumstances.  Participant further agrees that the Company may provide notice to a Competitor of Participant’s obligations under this Agreement.  For purposes of this Agreement, “Competitor” shall mean any person or entity (other than SG) that engages, directly or indirectly, in the United States in any Competing Business. For purposes of this Section 14, “Competing Business” shall mean any business or operations (i) (A) involving the design, development, manufacture, production, sale, lease, license, provision, operation, or management (as the case may be) of (I) instant lottery tickets or games or any related marketing, warehouse, distribution, category management or other services or programs; (II) lottery-related terminals or vending machines (whether clerk-operated, self-service or otherwise), (III) gaming machines, terminals or devices (including video or reel spinning slot machines, video poker machines, video lottery terminals and fixed odds betting terminals), (IV) lottery, video gaming (including server-based gaming), sports betting or other wagering or gaming systems (including control and monitoring systems, local or wide-area progressive systems and redemption systems); (V) lottery- or gaming-related proprietary or licensed content (including themes, entertainment and brands), platforms, websites and loyalty and customer relationship management programs (including any of the foregoing relating to online play, social gaming or interactive (including internet and mobile) lottery or gaming); (VI) prepaid cellular or other phone cards; or (VII) ancillary products (including equipment, hardware, software, marketing materials, chairs and signage) or services (including field service, maintenance and support) related to any of the foregoing under sub-clauses (I) through (VI) above); or (B) in which SG is then or was within the previous 12 months engaged, or in which SG, to Participant’s knowledge, contemplates to engage in during the period in which the Participant is providing Services or the Covered Time, (ii) in which Participant is or was engaged or involved (whether in a supervisory capacity or otherwise) on behalf of SG or with respect to which Participant has obtained proprietary or confidential information, and (iii) which is or was, to Participant’s knowledge, conducted or contemplated to be conducted anywhere in the United States or in any other geographic area during Participant’s period of providing Services or the Covered Time.

(c)    For purposes of this Section 14, “Covered Time” shall mean the period beginning on the date of termination of Participant’s provision of Services (the “Date of Termination”) and ending twelve (12) months after the Date of Termination.
15.    Proprietary Information. Participant hereby acknowledges that, during the period of providing Services, Participant necessarily will have (and during any affiliation with SG prior to his Service, Participant may have had) access to and make use of proprietary information and confidential records of SG.  Participant covenants that he shall not during his provision of Services or at any time thereafter, directly or indirectly, use for his own purpose or for the benefit of any person or entity other than SG, nor otherwise disclose to any person or entity, any such proprietary information, unless and to the extent such disclosure has been authorized in writing by the Company or is otherwise required by law.  The term “proprietary information” means:  (i) the software products, programs, applications, and processes utilized by SG; (ii) the name or address of any customer or vendor of SG or any information concerning the transactions or relations of any customer or vendor of SG or with SG; (iii) any information concerning any product, technology, or procedure employed by SG but not generally known to its customers or vendors or competitors, or under development by or being tested by SG but not at the time offered generally to customers or vendors; (iv) any information relating to SG’s computer software, computer systems, pricing or marketing methods, sales margins, cost of goods, cost of material, capital structure, operating results, borrowing arrangements or business plans; (v) any information identified as confidential or proprietary in any line of business engaged in by SG; (vi) any information that, to Participant’s actual knowledge, SG ordinarily maintains as confidential or proprietary; (vii) any business plans, budgets, advertising or marketing plans; (viii) any information contained in any of SG’s written or oral policies and procedures or manuals; (ix) any information belonging to customers, vendors or any other person or entity which SG, to Participant’s actual knowledge, has agreed to hold in confidence; and (x) all written, graphic, electronic data and other material containing any of the foregoing.  Participant acknowledges that information that is not novel or copyrighted or patented may nonetheless be proprietary information.  The term “proprietary information” shall not include information generally known or available to the public or information that becomes available to Participant on an unrestricted, non-confidential basis from a source other than SG or any of its directors, officers, employees, agents or other representatives (without breach of any obligation of confidentiality of which Participant has knowledge, after reasonable inquiry, at the time of the relevant disclosure by Participant).  Notwithstanding the foregoing and Section 14, Participant may disclose or use proprietary information or confidential records solely to the extent (A) such disclosure or use may be required or appropriate in connection with the provision of Services by the Participant, (B) required to do so by a court of law, by any governmental agency having supervisory authority over the business of SG or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order Participant to divulge, disclose or make accessible such information (provided that in such case Participant shall first give the Company prompt written notice of any such legal requirement, disclose no more information than is so required and cooperate fully with all efforts by SG to obtain a protective order or similar confidentiality treatment for such information), (C) such information or records becomes generally known to the public without Participant’s violation of this Agreement, or (D) disclosed to Participant’s spouse, attorney or his personal tax and financial advisors to the extent reasonably necessary to advance Participant’s tax, financial and other personal planning (each an “Exempt Person”); provided, however, that any disclosure or use of any proprietary information or confidential records by an Exempt Person shall be deemed to be a breach of this Section 14 or Section 15 by Participant.
16. Confidentiality and Surrender of Records.  Participant hereby agrees that he shall not, during the period of providing Services or at any time thereafter (irrespective of the circumstances under which his provision of Services terminates), except to the extent required by law, directly or indirectly publish, make known or in any fashion disclose or retain any confidential records to, or permit any inspection or copying of confidential records by, any person or entity other than in the course of such person’s or entity’s employment or retention by SG, and Participant further agrees to deliver promptly to the Company, any of the same following termination of his provision of Services for any reason or upon request by SG.  For purposes hereof, “confidential records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in Participant’s possession or under Participant’s control or accessible to Participant which contain any proprietary information.  All confidential records shall be and remain the sole property of SG during the provision of Services by the Participant and thereafter.
17.     Non-disparagement.  Participant hereby agrees that he shall not, during the period of providing Services and thereafter, disparage in any material respect SG, any of their respective businesses, any of their respective officers, directors or employees, or the reputation of any of the foregoing persons or entities.  Notwithstanding the foregoing, nothing in this Agreement shall preclude Participant from making truthful statements that are required by applicable law, regulation or legal process.
18. No Other Obligations.  Participant hereby represents that he is not precluded or limited in his ability to undertake or perform Services by any contract, agreement or restrictive covenant.  Participant covenants that he shall not employ the trade secrets or proprietary information of any other person in connection with the provision of Services by the Participant without such person’s authorization.
19. Enforcement.  Participant acknowledges and agrees that, by virtue of his position, provision of the Services and access to and use of confidential records and proprietary information, any violation by Participant of any of the undertakings contained in this Agreement would cause SG immediate, substantial and irreparable injury for which it has no adequate remedy at law.  Accordingly, Participant hereby agrees and consents to the entry of an injunction or other equitable relief by a court of competent jurisdiction restraining any violation or threatened violation of any undertaking contained in this Agreement.  Participant waives posting of any bond otherwise necessary to secure such injunction or other equitable relief.  Rights and remedies provided for in this Agreement are cumulative and shall be in addition to rights and remedies otherwise available to the parties hereunder or under any other agreement or applicable law.
20.    Data Privacy. For Participants in certain jurisdictions, the data privacy laws of such jurisdictions may require the Participants’ consent to the use and transfer of certain personal information necessary to administer the Plan and any Awards the Participants may receive. Accordingly, if applicable, the Participant hereby acknowledges and agrees that the Participant’s receipt of any Awards, including any right to exercise an Option, receive the shares of Common Stock following vesting of an award of Units or Performance Units or retain the profit from the sale of shares of Common Stock subject to an Award, is conditioned upon Participant’s consent to the use and transfer of such personal information.
21.     Plan Administrator. The Company has retained Fidelity Stock Plan Services, LLC as a third-party administrator to assist in the administration and management of the Plan (the “Plan Administrator” or “Fidelity”). A listing of all Awards may be viewed through the Plan Administrator’s website at www.NetBenefits.com once the Participant has established an account with the Plan Administrator. The Plan Administrator shall handle the processing of Option exercises and vesting and settlement of Units and Performance Units. The Company reserves the right to replace Fidelity as the Plan Administrator at any time in the Company’s sole discretion.
22.    Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Committee in respect of the Plan, this Agreement and the Awards shall be final and conclusive.
23.    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
24.    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Director and the Director's beneficiaries, executors, administrators and the person(s) to whom the Option may be transferred by will or the laws of descent or distribution.

25.    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer, and the Participant has signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.

SCIENTIFIC GAMES CORPORATION

By:___________________________________
Scott Schweinfurth
Executive Vice President and Chief Financial Officer

PARTICIPANT:

_______________________________________
[•]